Exhibit 99.1

Aegerion Pharmaceuticals Announces Key Business and

Financial Objectives for 2013 as the Company Prepares for

U.S. Launch of JUXTAPID™ (lomitapide) Capsules

Cambridge, Mass., January 7, 2013 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases, today announced its business objectives for 2013 in conjunction with the 31st Annual J.P. Morgan Healthcare Conference in San Francisco. Marc Beer, President and Chief Executive Officer, will discuss these objectives as part of a live presentation which will be available on Aegerion’s website, www.aegerion.com, on Tuesday, January 8 at 2:00 p.m. PST (5:00 p.m. EST).

“2012 was a year of significant accomplishments for Aegerion culminating with the FDA approval of JUXTAPID in December,” said Marc Beer, Chief Executive Officer of Aegerion. “We expect 2013 to be a transformational year for us as a commercial organization as we work to execute on our launch plan and to deliver medicine to patients with homozygous familial hypercholesterolemia (HoFH) in need of treatment.”

Mr. Beer continued, “Through our outreach efforts, we continue to identify patients who are potential candidates for therapy and we are well prepared to educate providers about JUXTAPID, and to support patient access. We also plan to make JUXTAPID available on a named patient sale basis in certain of the countries where such sales are permitted based on the U.S. approval. Based on these activities we expect to end 2013 with approximately 250-300 patients on therapy on a global basis, providing a solid base of revenue upon which we expect to build in 2014.”

JUXTAPID was approved by the U.S. Food and Drug Administration in December 2012 as an adjunct to a low-fat diet and other lipid-lowering treatments, including LDL apheresis where available, to reduce low-density lipoprotein cholesterol (LDL-C), total cholesterol (TC), apolipoprotein B (apo B) and non- high-density-lipoprotein cholesterol (non-HDL) in patients with HoFH.

The safety and effectiveness of JUXTAPID have not been established in patients with hypercholesterolemia who do not have HoFH. The effect of JUXTAPID on cardiovascular morbidity and mortality has not been determined. The safety and effectiveness of JUXTAPID have not been established in pediatric patients.

Expanding the Clinical Development Program of JUXTAPID

During the fourth quarter of 2012, Aegerion initiated enrollment of Japanese subjects into a Phase I bridging study of the pharmacokinetic and pharmacodynamic properties of JUXTAPID. Following the outcome of this study, Aegerion plans to conduct a small therapeutic study of JUXTAPID in Japanese HoFH patients in support of a planned filing for marketing authorization in Japan.

As previously disclosed, the FDA has established a post-marketing requirement for Aegerion to conduct a juvenile toxicology study in rodents. The study will seek to ascertain the impact, if any, of JUXTAPID on growth and development prior to initiating a clinical study of JUXTAPID in pediatric patients. Following the completion of the nonclinical study, the company expects to begin a clinical trial in pediatric patients in 2014.

Advancing Regulatory Activities for JUXTAPID

During 2012, Aegerion submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA), requesting approval to market lomitapide as an adjunct to a low-fat diet and other lipid-lowering therapies, with or without apheresis, to reduce LDL-C, total cholesterol, apolipoprotein B, and triglycerides in adults with HoFH. Aegerion continues to anticipate a European Medicines Agency (EMA) decision in mid-2013. If the application is approved, the company will pursue reimbursement on a country by country basis and anticipates commencing commercial activity in Europe by the end of 2013.

Financial Guidance

Aegerion ended FY 2012 with approximately $78 million to $83 million in cash and cash equivalents. In addition, the Company also announced the following financial guidance:

•	Aegerion expects global net revenues of $15 million to $25 million for FY 2013 with 250 to 300 patients on JUXTAPID therapy by year-end 2013.

•	18 months post approval of JUXTAPID in the EU, if approved, the Company expects to:

•	generate global net revenue at a $100 million annualized run rate; and

•	achieve cash flow breakeven from operations.

Webcast

Aegerion will webcast its corporate presentation at the 31st Annual J.P. Morgan Healthcare Conference on Tuesday, January 8, 2012 at 2:00 p.m. PST (5:00 p.m. EST). A link to the live webcast will be available and may be accessed for up to 14 days following the conference in the “Investors” section of Aegerion’s website, www.aegerion.com.

Important Safety Information, including BOXED WARNING which states:

WARNING: RISK OF HEPATOTOXICITY

JUXTAPID can cause elevations in transaminases. In the JUXTAPID clinical trial, 10 (34%) of the 29 patients treated with JUXTAPID had at least one elevation in alanine aminotransferase (ALT) or aspartate aminotransferase (AST) ≥ 3x upper limit of normal (ULN). There were no concomitant clinically meaningful elevations of total bilirubin, international normalized ratio (INR), or alkaline phosphatase.

JUXTAPID also increases hepatic fat, with or without concomitant increases in transaminases. The median absolute increase in hepatic fat was 6% after both 26 and 78 weeks of treatment, from 1% at baseline, measured by magnetic resonance spectroscopy. Hepatic steatosis associated with JUXTAPID treatment may be a risk factor for progressive liver disease, including steatohepatitis and cirrhosis.

Measure ALT, AST, alkaline phosphatase, and total bilirubin before initiating treatment and then ALT and AST regularly as recommended. During treatment, adjust the dose of JUXTAPID if the ALT or AST are ≥3x ULN. Discontinue JUXTAPID for clinically significant liver toxicity.

Because of the risk of hepatotoxicity, JUXTAPID is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the JUXTAPID REMS Program.

CONTRAINDICATIONS

•	Pregnancy

•	Concomitant administration of moderate or strong CYP3A4 inhibitors

•	Moderate or severe hepatic impairment or active liver disease including unexplained persistent elevations of serum transaminases

WARNINGS AND PRECAUTIONS

JUXTAPID can cause elevations in transaminases and hepatic steatosis. Although cases of hepatic failure have not been reported, there is concern that JUXTAPID could induce steatohepatitis, which can progress to cirrhosis over several years. Modify the dose of JUXTAPID if elevations of transaminases are observed and discontinue JUXTAPID for persistent or clinically significant elevations. If transaminase elevations are accompanied by clinical symptoms of liver injury, increases in bilirubin ≥2x ULN, or active liver disease, discontinue treatment with JUXTAPID and identify the probable cause. Use JUXTAPID with caution when co-administered with agents known to be hepatotoxic. Alcohol may increase levels of hepatic fat and induce or exacerbate liver injury.

Measure ALT, AST, alkaline phosphatase, and total bilirubin before initiating treatment. During the first year, measure liver-related tests (ALT and AST at a minimum) prior to each increase in dose or monthly, whichever occurs first. After the first year, do these tests at least every 3 months and before any increase in dose.

Females of reproductive potential should have a negative pregnancy test before starting JUXTAPID and should use effective contraception during therapy with JUXTAPID.

Given its mechanism of action in the small intestine, JUXTAPID may reduce the absorption of fat-soluble nutrients. Patients treated with JUXTAPID should take daily supplements that contain 400 international units vitamin E and at least 200 mg linoleic acid, 210 mg alpha-linolenic acid (ALA), 110 mg eicosapentaenoic acid (EPA), and 80 mg docosahexaenoic acid (DHA).

Gastrointestinal adverse reactions are common and may lead to treatment discontinuation. To reduce the risk of gastrointestinal adverse reactions, patients should adhere to a low-fat diet supplying less than 20% of energy from fat and the dosage of JUXTAPID should be increased gradually.

Combination with CYP3A4 inhibitors increases exposure to lomitapide. Strong and moderate CYP3A4 inhibitors should not be used with JUXTAPID. JUXTAPID dosage should not exceed 30 mg daily when used concomitantly with weak CYP3A4 inhibitors.

Due to risk of myopathy associated with simvastatin or lovastatin, doses of these agents should be limited when co-administered with JUXTAPID.

JUXTAPID increases the plasma concentrations of warfarin. Increases or decreases in the dose of JUXTAPID may lead to supra- or subtherapeutic anticoagulation, respectively. Patients taking warfarin should undergo regular monitoring of the INR, especially after any changes in JUXTAPID dosage.

Avoid use of JUXTAPID in patients with rare hereditary disorders of galactose intolerance.

ADVERSE REACTIONS

The most common adverse reactions were gastrointestinal, reported by 27 (93%) of 29 patients. Adverse reactions reported by ≥8 (28%) patients in the HoFH clinical trial included diarrhea, nausea, vomiting, dyspepsia and abdominal pain. Other common adverse reactions, reported by 5 to 7 (17-24%) patients, included weight loss, abdominal discomfort, abdominal distension, constipation, flatulence, increased ALT, chest pain, influenza, nasopharyngitis, and fatigue.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases. Our first approved product, JUXTAPID, is an oral once-daily capsule that offers a new treatment option to patients with homozygous familial hypercholesterolemia (HoFH) – a severe lipid disorder. For more information about the company, please visit www.aegerion.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the availability of JUXTAPID and launch of JUXTAPID in the U.S.; the potential for JUXTAPID as a treatment for HoFH; forecasts as to the number of patients on therapy and global revenues expected in 2013; forecasts as to the net revenue run rate and expected achievement of cash-flow break-even operations 18 months after EU approval, if obtained; the possibility of named patient sales outside the US; the potential for and possible timing of approval of JUXTAPID in the EU; plans for further clinical development of JUXTAPID; and expectations regarding a possible future filing for approval in Japan. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that any delay or technical hurdle in completion of our validation work may delay availability of JUXTAPID for launch; the risk that JUXTAPID may not gain market acceptance or that market acceptance may be lower than expected; the risk that the actual number of patients with HoFH may be lower than expected; the risk that the restrictions imposed by the regulatory authorities or the side effect profile or future approval of competitive products may limit the potential of JUXTAPID; the risk that payers may decide not to provide reimbursement for JUXTAPID, or may impose restrictions that hinder reimbursement; the risk that regulatory authorities in the EU or other countries outside the U.S. may not be satisfied with the efficacy or safety profile of JUXTAPID or our proposed risk management plan; the risk that we do not receive approval of JUXTAPID in the E.U. or other countries outside the U.S. on a timely basis, or at all; the risk that technical hurdles may delay initiation of future clinical trials; the risks of unexpected results in our additional nonclinical or clinical development work with JUXTAPID; the risk that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in drug development and the regulatory approval process. For additional disclosure regarding these and other risks we face, see the disclosure contained in our public filings with the U.S. Securities and Exchange Commission (available on the SEC’s website at http://www.sec.gov), including the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Investor Contact:

Aegerion Pharmaceuticals, Inc.

Michael Lawless, VP, IR

(857) 242-5028

mlawless@aegerion.com

Media Contacts:

Schwartz MSL Boston

Andrew Law/Ben Navon

(781) 684-6238 or (781) 684-6548

aegerion@mslgroup.com